Exhibit 99.1

Press Release

Available for Immediate Publication: September 4, 2015

FNB Bancorp Completes Previously Announced Acquisition of America California Bank

Source:FNB Bancorp (CA) (QTCQB:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

Today, FNB Bancorp announced the closing of its acquisition of San Francisco, California-based America California Bank ("ACB") through the merger of ACB with and into its subsidiary bank, First National Bank of Northern California. The all-cash purchase price being paid to holders of ACB common stock and preferred stock is $10.60 per share, or approximately $21,510,000 in the aggregate. Prior to the closing, all required regulatory approvals were obtained and the transaction was also approved by the ACB shareholders.

Beginning on Tuesday, September 8, 2015, the ACB banking operations at 417 Montgomery Street, San Francisco, will be consolidated into the branch office of First National Bank of Northern California located at 130 Battery Street, San Francisco.

FNB Bancorp is subject to the annual, quarterly and other periodic reporting requirements of the Securities Exchange Act of 1934, as amended. For additional information about FNB Bancorp and the acquisition of America California Bank, reference should be made to the information available at sec.gov. Financial statements and pro forma financial information for this acquisition will be reported to the Securities and Exchange Commission as soon as practicable hereafter by the filing of an amendment to Current Report on Form 8-K.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) water shortages in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.